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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made by and between TONY STONE IMAGES AMERICA ("Employer"), a wholly owned subsidiary of Getty Images, Inc., and JOHN HALLBERG, an individual resident in the State of Illinois ("Executive").

WITNESSETH THAT:

     WHEREAS, Employer is engaged in the business of acquiring, distributing and marketing the rights to stock photography;

     WHEREAS, Employer is a wholly owned subsidiary of Getty Images, Inc. ("Getty Images"), a Delaware corporation;

     WHEREAS, Executive has particular expertise and knowledge concerning the business of Employer and its operations and is a valued member of Employer's senior management;

     WHEREAS, by virtue of his employment with Employer, Executive will become acquainted with certain confidential information regarding the products, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Employer; and

     WHEREAS, Employer and Executive desire to restate and set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment and this Agreement is intended by the parties to supersede all previous agreements and understanding, whether written or oral, concerning such employment, including, without limitation, the letter from Don Smith, Managing Director of Employer, dated September 9, 1998.

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive's employment, of the compensation to be paid by Employer for Executive's services, and of Employer's other undertakings in this Agreement, the parties hereto do hereby agree as follows:

     1. SCOPE OF EMPLOYMENT. Executive will be employed as President of Employer and shall perform such duties as may be assigned to Executive by the Managing Director of Employer and the Board of Directors of Getty Images in such position. Executive agrees that during his employment Executive will be subject to and abide by the written policies and practices of Employer and Getty Images. Executive also agrees to assume such new or additional positions and responsibilities as he may from time to time be assigned for or on behalf of Getty Images or any Affiliate of Getty Images. For purposes of this Agreement, the term "Affiliate" shall include, but shall not be limited to PhotoDisc, Allsport, Hulton Getty, Gamma Liaison, Energy Film Library and any subsidiary of any of them and shall further include any present or future affiliate of any of them. In the event Executive shall perform services for Getty Images or any Affiliate in addition to serving as President of Employer, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of Getty Images or any Affiliate.

     2. TERM OF AGREEMENT. The initial term of Executive's employment pursuant to this Agreement shall be one (1) year, commencing on the date of this Agreement. After such initial term, this Agreement shall be extended automatically for successive one (1) year terms, unless either Executive or Employer gives contrary written notice not less than one hundred eighty (180) days in advance of the expiration of the initial or any succeeding term of this Agreement.

     3.   COMPENSATION AND BENEFITS.

     a. Signing Bonus. Upon the execution of this Agreement, Employer shall pay Executive a signing bonus of $10,000.

     b. Base Salary. During the term of this Agreement, Executive will be paid a base salary of $230,000 per annum as such amount may be adjusted annually in the sole discretion of the Managing Director of Employer. The base salary payable to Executive shall be payable in monthly installments in arrears on or

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before the last business day of each month. In the event that Employer deems it necessary to suspend Executive from employment from time to time during the term of this Agreement, Employer shall remain obligated to pay Executive the amount of base salary accrued during such suspension in accordance with the provisions of this Section 2(b).

     c. Performance Bonus. Beginning in 1999, Executive shall be entitled to participate in Employer's annual bonus scheme which may be amended or modified from time to time at Employer's discretion. Under the Employer's current bonus scheme, Executive's annual bonus would be calculated as a percentage of Executive's base salary up to but not exceeding 30%. Executive's bonus shall be determined in the sole discretion of Employer's Managing Director based on achieving a combination of revenue, profit and other business performance targets.

     d. Stock Options. Executive shall be eligible to participate in the Getty Images Stock Option Plan (the "Option Plan") or any successor Plan thereto. Upon the execution of this Agreement, Executive shall be granted options to purchase 20,000 shares of Getty common stock. The options shall be subject to the provisions of the Option Plan and the terms of any agreement evidencing the grant of these options.

     e. Benefits. Executive will be entitled to coverage under such compensation plans, health plans, retirement plans, insurance plans and other fringe benefit plans and programs as may from time to time be established for employees of Getty Images and its Affiliates in accordance with the terms and conditions of such plans and programs.

     f. Vacation. In addition to all regular U.S. holidays, Executive shall be entitled to twenty (20) working days of paid vacation in every calendar year during the term of this Agreement to be taken at such time(s) as may be agreed between Executive and the Managing Director of Employer. Executive's entitlement to receive vacation days shall accrue pro rata during each calendar year during the term of this Agreement. For the calendar year commencing on January 1, 1998, Executive will be entitled to five (5) working days of paid vacation. Executive may, with the prior written consent of Employer, carry forward any unused part of his vacation to a subsequent calendar year. In the event of Executive's termination of employment for whatever reason, Executive shall be entitled to receive payment in lieu of any unused vacation days and shall be required to repay Employer for any vacation days taken in excess of the amount of vacation days which had accrued during such calendar year.

     g. Other Perquisites. Employer shall reimburse Executive for the costs incurred by Executive to park his car in a parking garage located near the Employer's premises.

     h. Reimbursement of Expenses. Employer shall reimburse Executive for all traveling, hotel, entertainment and other out-of-pocket expenses which may be reasonably and properly be incurred by Executive in the performance of his duties pursuant to this Agreement, subject to Employer's policies regarding such expenses and Executive producing proper receipts and vouchers.

     4. EXTENT OF SERVICE. Executive shall devote his entire time, attention and energies to the business of Employer during the term of this Agreement; provided that this Section shall not be construed as preventing Executive from
(i) investing Executive's personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made; or (ii) engaging (whether or not during normal business hours) in any other business, professional or civic activities provided that Executive's engagement does not result in a violation of his covenants under this Section and Sections 5 or 6 hereof.

     5. COMPETITION. During the period in which Executive performs services for Employer and for a period of twelve (12) months after termination of Executive's employment with Employer, regardless of the reason, Executive shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation: (i) engage in the business of acquiring, distributing, licensing or marketing the rights to stock photography or film imagery; or (ii) seek to procure orders from or conduct business which involves stock photography or film imagery with any person, corporation or other entity which was a customer or otherwise did business with Employer, Getty Images or any Affiliate during the twelve (12) month period prior to Executive's termination of employment with Employer; provided that nothing in this
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Section shall prohibit Executive from engaging in a business not related to the business of Employer, Getty Images or any Affiliate as described above.

     Notwithstanding the foregoing, Executive shall not be prevented from (i) investing or owning, either directly or beneficially, shares of stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market, subject to the condition that Executive's interests (together with the interests owned directly or beneficially by Executive's spouse and children) may not exceed 5% of the outstanding securities of such corporation or (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of his employment with Employer.

     6. CONFIDENTIAL INFORMATION. Executive acknowledges that, during his employment with Employer, Executive has and will obtain access to Confidential Information of and for Employer, Getty Images and its Affiliates. For purposes of this Agreement, "Confidential Information" shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, (i) proprietary stock photography and film footage imagery used by Employer, Getty Images or any Affiliate in conducting its business; (ii) technical information regarding the operations of Employer, Getty Images or any Affiliate; (iii) trade secrets or methods of doing business utilized by Employer, Getty Images or its Affiliates or any of its or their customers and other business associates; (iv) the identity of actual or potential customers of Employer, Getty Images or any Affiliate, including lists of the same; (v) marketing materials and information regarding the stock photography and film footage imagery offered by Employer, Getty Images or any Affiliate and the nature and scope of use of such marketing materials and product information; (vi) the business and strategic growth plans of Employer, Getty Images or any Affiliate; and (vii) confidential communication materials provided for shareholders of Getty Images. Absent prior authorization by Employer or as required in Executive's duties for Employer, Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive's employment with Employer and shall continue beyond the termination of Executive's employment and this Agreement.

     7. INVENTIONS. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Employer, Getty Images or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Employer, Getty Images or any Affiliate that may be conceived, developed, or made by Executive during employment with Employer (hereinafter "Inventions"), either solely or jointly with others, shall automatically become the sole property of Employer, Getty Images or an Affiliate as the case may be. Executive shall immediately disclose to Employer all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Employer, Getty Images or any Affiliate therein. These obligations shall continue beyond the termination of Executive's employment with respect to Inventions conceived, developed, or made by Executive during employment with Employer. The provisions of this Section shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Employer, Getty Images or any Affiliate is used by Executive and which is developed entirely on Executive's own time, unless (i) such Invention relates (A) to the business of Employer, Getty Images or an Affiliate or (B) to the actual or demonstrably anticipated research or development of Employer, Getty Images or an Affiliate, or (ii) such Invention results from work performed by Executive for Employer.

     8. REMEDIES. Executive acknowledges that compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Getty Images and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Employer, Getty Images and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that Getty Images and all Affiliates other than Employer are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Employer, Getty Images and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Employer, Getty Images and any Affiliate.

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9.   TERMINATION OF EMPLOYMENT.

     a. General Provisions. Executive's employment may be terminated by Employer at any time and, except as otherwise provided in this Section 9, any and all of Employer's obligations under this Agreement shall terminate, other than Employer's obligation to pay Executive, within thirty (30) days of Executive's termination of employment, the full amount of any unpaid base salary earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive's employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive's death, to such beneficiary as Executive may designate in writing to Employer for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

     b. Termination Due to Death/Permanent Disability. If Executive should die or suffer a permanent disability during the term of this Agreement, which event shall result in the termination of Executive's employment, Employer shall continue to pay the Executive's base salary then in effect for a period of one hundred eighty (180) days after Executive's termination of employment due to death or permanent disability. In addition, Employer shall pay Executive the amount of his annual bonus, if any, which had fully accrued prior to Executive's termination of employment pursuant to this Section 9(b) in a lump sum within thirty (30) days following the date of Executive's death or permanent disability. The amount to be paid to Executive pursuant to this Section 9(b) shall be reduced by the amount of any life insurance or long-term disability benefit payments paid or payable to Executive from policies of insurance maintained and paid for by Employer or Getty Images; provided that in the event the life insurance or long-term disability benefits exceed the amount to be paid to Executive pursuant to this Section 9(b), Executive shall remain entitled to receive the excess life insurance or long-term disability payments. The payments to be made under this Section 9(b) shall be made to Executive, or in the event of Executive's death, to such beneficiary as Executive may designate in writing to Employer for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Furthermore, in the event of Executive's death or permanent disability, Executive's or Executive's dependents' participation in any medical, health, accident, disability, death, life insurance or similar plan in which Executive was participating immediately prior to termination shall continue for the period in which payments are being made under this Section 9(b) at Employer's or Getty Images' expense (subject to any normal employee contributions, if any), although any continuation of health coverage shall count toward the "COBRA" continuation of coverage period.

     For the purposes of this Agreement, "permanent disability" means any mental or physical illness, disability or incapacity which renders Executive unable to perform his duties hereunder for ninety (90) consecutive working days.

     c. Termination Without Cause. In the event that notice is provided by Executive or Employer to the other party pursuant to Section 2 hereof such that Executive's employment is to be terminated without Cause (as such term is defined in Section 9(f) hereof) by Employer upon the expiration of the initial term or the expiration of any succeeding one (1) year term of this Agreement (i) Employer shall be obligated to continue to pay Executive's base salary and Executive will continue to accrue benefits provided pursuant to Section 3 of this Agreement until the expiration of the Agreement; (ii) Employer shall pay Executive in a lump sum upon his termination any amount of an annual bonus which had accrued prior to the termination of Executive's employment; (iii) Employer shall be under no obligation to vest in or assign Executive any powers or duties or to provide work for Executive; and (iv) Employer may from time to time during the period prior to the Expiration of this Agreement deny Executive access to the premises of Employer.

     d.   Termination Upon Change In Control.  In the event that within twelve
(12) months of a Change In Control of Employer or Getty Images Executive's employment is terminated without Cause (as such term is defined in Section 9(f) hereof) prior to the expiration of the initial term or any succeeding one (1) year term of this Agreement, Employer (or the successor thereto) shall pay Executive 200% of Executive's annual base

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salary as determined at the time of termination of employment payable in a lump sum within thirty (30) days following the date of Executive's termination. Such payment shall be in addition to any and all other payments due Executive under this Agreement. For the purposes of this Agreement, a "Change in Control" of Employer means (i) the acquisition by any person of 50% or more of Employer's then outstanding capital stock; or (ii) approval by the stockholders of Employer of a merger or consolidation effecting a change in ownership of 50% or more of the voting power of the outstanding capital stock of Employer or a sale of all or substantially all of the assets of Employer; in each case, the acquiring persons in such merger, consolidation or sale shall be persons other than the stockholders of Employer, Getty Images or any Affiliate immediately prior to such transaction. For the purposes of this Agreement, a "Change in Control" of Getty Images means (i) any consolidation or merger of Getty Images in which the Getty Images is not the continuing or surviving corporation or pursuant to which shares of the Getty Images' common stock would be converted into cash, securities or other property, other than a consolidation or merger of Getty Images in which the beneficial holders of fifty-one percent (51%) or more of the Getty Images' common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation directly or indirectly immediately after the merger; (ii) any sale, lease, exchange or transfer of all or substantially all of the assets of Getty Images; or (iii) any Person or Persons (as hereinafter defined) other than the current stockholders of Getty Images or Persons who directly or indirectly, control, is controlled by or is under common control with or in any Shareholder (including any beneficiary of any trust which is the owner of common stock on the date hereof) become owners of fifty-one percent (51%) or more of the Getty Images' outstanding common stock. For the purposes hereof, "Person" shall mean an individual, a partnership, a joint venture, a joint stock company, a corporation, a trust, an unincorporated organization, and a government or governmental body, or any department, agency or political subdivision, or other entity.

     e. Voluntary Termination. If Executive voluntarily terminates employment prior to the expiration of the initial term or any succeeding one (1) year term of this Agreement, this Agreement shall terminate forthwith and all obligations of each party to the other shall terminate immediately except for the obligations of the parties contained in Section 9(a) hereof.

     f. Termination For Cause. If Executive is terminated for Cause as determined in the sole discretion of the Managing Director of Employer, all obligations of each party to the other shall terminate immediately except the obligations of the parties described in Section 9(a) hereof. For purposes of this Agreement, termination for "Cause" means:

     (i) Executive's failure or refusal, after written notice thereof, to perform specific directives approved by the Managing Director of Employer or a majority of the Getty Images Board of Directors which are consistent with the scope and nature of Executive's duties and responsibilities as President of Employer;

     (ii) Habitual drunkenness or use of drugs which interferes with the performance of Executive's duties and obligations under this Agreement;

     (iii) Executive's conviction of a felony;

     (iv) Any defalcation or acts of gross or willful misconduct of Executive resulting in economic loss to Getty Images or substantial damage to Employer's or Getty Images' reputation; or

     (v) Any breach of Executive's covenants contained in Sections 4 through 6 hereof.

     g. Executive's right to receive payments per Sections 9(b) through 9(d) hereof is contingent upon Executive not violating any of the on-going obligations under this Agreement.

     h. The payments to Executive pursuant to Sections 9(b) through 9(d) hereof shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive's employment and termination of employment by Employer, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to such payments, Executive shall not

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have any claim for damages or other relief of any sort relating to or arising out of employment or termination of employment by Employer or relating to or arising out of this Agreement and the termination thereof.

     i. Upon termination of employment with Employer for any reason, Executive shall promptly deliver to Employer all writings, records, data, memoranda, contracts and other documents, prototypes, computer software materials, keys and other property, whether or not obtained from Employer, Getty Images or any Affiliate, which pertain to or were used by Executive in connection with his employment by Employer or which pertain to Getty Images or any other Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased by Employer for Executive.

     j. Executive shall not at any time after termination of this Agreement wrongfully represent himself as being employed by or connected in any way with Employer, Getty Images or any Affiliate.

     10. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     11. DISCIPLINARY PROCEDURES/RESOLUTION OF DISPUTES. Executive is subject to Employer's disciplinary rules and procedures which are non-contractual and may be modified by Employer from time to time. If Executive has a grievance relating to his employment (other than one relating to a disciplinary decision), Executive should refer such grievance to the Managing Director of Employer. To the extent disputes relating to Executive's employment cannot be resolved by the parties hereto and except as otherwise provided herein, such disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the American Arbitration Association (the "AAA") and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This requirement to arbitrate any disputes arising under or in connection with this Agreement shall not apply to claims made by Employer for injunctive and/or other equitable relief for Executive's failure to adhere to the covenants set forth in Sections 4, 5, 6 and 7 of this Agreement. Each party shall bear their own costs of the arbitration or litigation, except that, if Employer is found to have violated the terms of this Agreement, Employer shall reimburse Executive for the entire amount of reasonable attorneys fees incurred by Executive as a result of the dispute hereunder in addition to the payment of any damages awarded to Executive. Notwithstanding the foregoing, any dispute arising under this Agreement as a result of Executive's termination of employment must be raised by Executive within two (2) years after the Executive's termination, provided, however, that the claim must be initiated within thirty (30) days after written notice of the claim has been delivered by the Executive to Employer (Attn: Managing Director).

     12. NOTICES. Any notices to be given hereunder shall be in writing and shall be sufficiently served if sent or delivered in the case of Employer to the registered offices of the Employer or to Executive at Executive's usual or last known place of residence. Such notices may be hand delivered, sent via certified U.S. mail, return receipt requested or via Federal Express or via a comparable overnight delivery service and shall be deemed received two (2) business days upon deposit in the U.S. mail or one (1) business day after deposit with an overnight courier service.

     13. GENERAL PROVISIONS.

     a. All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof shall be deemed by any court to be illegal or unenforceable, such word, clause, phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law and Executive agrees that such scope may be judicially modified accordingly.

     b. This Agreement may be assigned by Employer. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.
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     c.   This Agreement may not be assigned by Executive, but shall be binding upon Executive's executors, administrators, heirs, and legal representatives.

     d. No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver by any prior or subsequent breach.

     e. Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.

     f. The use of any number shall be construed as singular or plural, as the case may require.

     g. This instrument constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be changed or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Any other understandings and agreements, oral or written, respecting the subject matter hereof are hereby superseded and canceled.

     12. GOVERNING LAW. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

TONY STONE IMAGES AMERICA

By: --------------------------------------------------------

Its:--------------------------------------------------------

Dated:-------------------------------------------------------

[Executive]
          ----------------------------------------------------

Dated:-------------------------------------------------------

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